Exhibit 10.6

TERMS AND CONDITIONS

of the

U.S. STOCK OPTION PLAN

relating to

shares in the capital of:

LAVA THERAPEUTICS B.V.

ANNEXES

Annex 1	Form of Exercise Notice

Annex 2	Form of Non-Qualified Stock Option Agreement

Annex 3	Form of Incentive Stock Option Agreement

PREAMBLE:

A.

For the purpose of attracting, retaining and motivating selected current and future Employees, consultants and/or other nominees for the purposes of encouraging and rewarding their contributions to the performance of LAVA Therapeutics B.V. (the Company) and for the purposes of aligning their interests with the interests of the Company’s shareholders, the Company wishes to operate this incentive scheme whereby Options may be granted to Participants from time to time under the terms and conditions of this U.S. stock option plan (the Option Plan).

B.

This Option Plan, setting out the general terms and conditions of this master Option Plan award, will serve as a framework, while a separate option agreement governing the grant of Options will be concluded between the Company and each Participant.

C.	The Grant of an Option will give the Participants the right to acquire a number of Shares during the Exercise Period, upon payment of the Exercise Price.

D.

Any and all rights and obligations that arise from the grant and exercise of Options between the Company and the Participants are governed by this Option Plan, as applicable from time to time, and the individual Option Agreements.

EMPLOYEE STOCK OPTION PLAN

Article 1. Definitions

1.1	In this Option Plan, the following definitions will apply unless explicitly expressed otherwise:

Annex:	an annex to this Option Plan;

Article:	an article of this Option Plan;

Bad Leaver:	set forth in Article 12.1;

Bad Leaver Price:	an amount equal to the lesser of (i) 25% of the fair market value of the relevant Shares, and (ii) the Exercise Price paid for such Shares by the Participant;

Board:	the board of statutory directors (bestuur) of the Company;

Cause:	(a) a Participant committing an act of fraud against the Company or a company of the Group, or (b) a Participant committing an act or omission that qualifies (or would qualify if the Participant was an Employee) as an urgent cause (dringende reden) set forth in section 7:678 DCC;

Code:	the United States Internal Revenue Code of 1986, as amended.

Company:	LAVA Therapeutics B.V., a private company with limited liability (een besloten vennootschap met beperkte aansprakelijkheid), with its statutory seat in ‘s-Hertogenbosch, and its office address at Yalelaan 60, 3584 CM Utrecht;

Date of Grant:	the date on which the Option is granted to the Participant;

DCC:	Dutch Civil Code (Burgerlijk Wetboek);

Director:	a member of the Board;

Effective Date:	has the meaning set forth in Article 3;

Employee:	any individual who is employed by the Company or a company within the Group, provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or any “subsidiary corporation” of the Company (within the meaning of Section 424(f) of the Code);

Exercise Notice:	the notice pursuant to which a Participant may exercise any Vested Options, attached hereto as Annex 1;

Exercise Period:	the period in which the Participant can exercise its Vested Option as determined by the Board (as described in the written notice of the Board, sent by the Board in accordance with Article 7.6), being at least 10 business days;

Exercise Price:	the price per Share at which a Vested Option may be exercised, as specified in the Option Agreement, as determined by the Board subject to the prior approval of the Supervisory Board;

Fair Market Value:	the value of a Share for purposes of the Option Plan, which shall be determined as follows:

(i) If on the Date of Grant or other determination date the Shares are listed on the New York Stock Exchange, NASDAQ, or another established national or regional stock exchange (a Stock Exchange), or are publicly traded on another established securities market (a Securities Market), the Fair Market Value of a Share shall be the closing price of the Shares as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Board, subject to the prior approval of the Supervisory Board, shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination) on such Date of Grant or other determination date. If there is no such reported closing price on such Date of Grant or other determination date, the Fair Market Value of a Share shall be the closing price of the Shares on the next preceding day on which any sale of Shares shall have been reported on such Stock Exchange or such Securities Market.

(ii) If on the Date of Grant or other determination date the Shares are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a Share shall be the value of the Shares as determined by the Board, subject to the prior approval of the Supervisory Board, in good faith and shall be determined by the reasonable application of a reasonable valuation method, in a manner consistent with Section 409A of the Code.

GM:	the general meeting (algemene vergadering) of the Company;

Good Leaver:	set forth in Article 12.3;

Grant:	means the grant of one or more Options;

Group:	all subsidiaries and affiliated companies of the Company, as may change from time to time;

Incentive Stock Option:	an “incentive stock option” within the meaning of Section 422 of the Code;

Joint Meeting:	the joint meeting of holders of cumulative preference shares A and holders of cumulative preference shares B in the share capital of the Company;

Liquidity Event:	either:

(i) the liquidation or bankruptcy of the Company;

(ii) the dissolution of the Company;

(iii) the sale of all or substantially all of the Company’s assets;

(v)   a merger or consolidation of the Company with any other company as a result of which the Shareholders own less than 50% (fifty percent) of the issued and outstanding capital in the surviving entity;

(vi) a sale of more than 50% (fifty percent) of the then outstanding shares in the Company by a trade sale or otherwise, however excluding an initial public offering; or

(viii) a distribution of a dividend (i.e. no repayment of nominal share capital or share premium) to holders of shares that are the same class as the Shares as a result of lease or licensing out of all or a substantial part of the Company’s assets resulting in the Company no longer exclusively controlling such asset;

Non-Qualified Stock
Option:	an Option that is not an Incentive Stock Option;

Option:	means the right to acquire during the Exercise Period one Share against payment of the Exercise Price subject to the terms and conditions of this Option Plan and the Option Agreement;

Option Agreement:	the signed written agreement between the Participant and the Company, with respect to each Option granted to a Participant, setting forth the terms and conditions of the Option, in the form attached hereto as Annex 2 or Annex 3, as determined by the Board, subject to the prior approval of the Supervisory Board;

Option Period:	the period in which the Option remains valid, running as of the Date of Grant and ending on any such date specified in the Option Agreement;

Option Plan:	this U.S. stock option plan, as may be amended from time to time;

Participant:	an Employee, Director, Supervisory Director, consultant or other nominee to whom an Option has been granted under this Option Plan;

Purchase Price:	set forth in Article 7.7;

Share(s):	one or more ordinary shares in the capital of the Company, each with a nominal value of EUR 0.01 (one Eurocent);

Shareholders:	the holders of legal title to one or more shares in the capital of the Company;

Supervisory Board:	the supervisory board (raad van commissarissen) of the Company;

Supervisory Director:	a member of the Supervisory Board;

Ten Percent Stockholder:	a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any), or any of the Company’s subsidiaries (in determining stock ownership, the attribution rules of Code Section 424(d) shall apply);

Termination Date:	means the date on which an Option may no longer be exercised, namely the end of the Exercise Period as described in the written notice of the Board, sent by the Board in accordance with Article 7.6;

Total and Permanent
Disability:	the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in the applicable national legislation pertaining to persons with disability;

Vested:	means the occasion upon which an Option can be exercised in accordance with this Option Plan; and

Vesting Date:	means the date on which an Option starts to vest.

1.2	In this Option Plan, headings are inserted for convenience purposes only. They shall not affect the interpretation of this Option Plan.

1.3	Unless the context requires otherwise, words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include the other gender.

Article 2. Option Plan

2.1	The Company wishes to grant Participants Options, subject to the terms and conditions set forth in this Option Plan and in the Option Agreement.

2.2	This Option Plan enables Participants to benefit from the anticipated future growth and success of the Group.

2.3

The maximum number of Shares that may be issued under this Option Plan is 1,462 Shares (the Share Limit), which is equal to 3,010 minus the number of Shares that have been issued under the Company’s Dutch stock option plan as of the Effective Date, subject to adjustment pursuant to Article 8. Such Shares may be (a) newly issued shares, (b) transferred shares that have been reacquired by the Company, or (c) a combination of the foregoing, as may be determined from time to time by the Board, subject to the prior approval of the Supervisory Board. Any or all of the Shares available for issuance under the Option Plan shall be available for issuance pursuant to Incentive Stock Options. Shares subject to an Option shall be counted as used as of the Date of Grant and shall be counted against the Share Limit as one Share for every one Share subject to such Option. Any Shares subject to Options granted under the Option Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares shall be available again for issuance under the Option Plan in the same amount as such Shares were counted against the Share Limit. Shares tendered or withheld or surrendered in connection with the purchase of Shares or deducted or delivered from payment in connection with the Company’s tax withholding obligations shall again be available for issuance under the Option Plan in the same amount as such Shares were counted against the Share Limit.

Article 3. Effective Date. Term

This Option Plan is, subject to prior approval of the Supervisory Board, the GM and the Joint Meeting effective as of January 28, 2020 (the Effective Date). The Option Plan shall terminate on the first to occur of (a) the day before the tenth (10th) anniversary of the Effective Date and (b) the date determined in accordance with Article 16. Upon such termination of the Option Plan, all outstanding Options shall continue to have full force and effect in accordance with the provisions of the terminated Option Plan and the applicable Option Agreement.

Article 4. Authority of the Board

4.1

This Option Plan shall be administered by the Board and the Board shall, with the prior approval of the Supervisory Board, have all the power and authority necessary for the (execution of the) Option Plan, subject to the terms and conditions hereof.

4.2	The Board shall, with the prior approval of the Supervisory Board, have the authority, on behalf of the Company, to:

i)

prescribe, amend and rescind rules and regulations relating to this Option Plan unless, with respect to any Option previously granted to the Participant and without his or her consent, such action would adversely materially affect the rights or position of the Participant in that respect;

ii)	construe and interpret this Option Plan, any Option Agreement and any other agreement or document executed pursuant to this Option Plan;

iii)	make all other determinations deemed necessary or desirable for the administration of this Option Plan.

4.3

The Board’s interpretation and construction of any provision of this Option Plan, of any Option granted under this Option Plan or of any Option Agreement shall be final and binding on all persons claiming an interest in an Option granted under this Option Plan. The Board, the Supervisory Board and/or the Company shall not be liable for any action or determination made in good faith with respect to this Option Plan. Without limiting the generality of the foregoing, the Board, the Supervisory Board and/or the Company shall not be liable to any Participant or to the estate or beneficiary of any

Participant or to any other holder of an Option granted under the Option Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Option to satisfy the requirements of Sections 422 or 409A of the Code or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Option.

4.4	This Option Plan was approved by:

i)	the Supervisory Board on January 8, 2020;

ii)	the GM on January 28, 2020;

iii)	the Joint Meeting on January 28, 2020.

Any future material modifications of this Option Plan require the prior approval of the Supervisory Board.

Article 5. Eligibility and Participation

5.1

Employees, Directors, Supervisory Directors, consultants, but also other persons, in each case who are United States citizens or are otherwise subject to taxation in the United States, may become Participants to this Option Plan. The Board shall have complete discretion to select Participants (not being Supervisory Directors) who are eligible for participation, it being understood that such determination and granting of Options shall be subject to the prior approval of the Supervisory Board when it concerns the determination of eligible Employees, Directors, consultants and other persons not being Supervisory Directors. The GM shall have complete discretion to select the Supervisory Directors that are eligible for participation and to determine the size of their Grant. Options may be granted to a Participant upon the commencement of his/her engagement and/or may be granted on regular, periodical basis.

5.2

A Grant in one year does not create rights for future years. A Grant does not qualify as a term of employment for Employees and shall not be included in the calculation of any termination payment for an Employee. Neither this Option Plan nor the grant of Options under the Option Agreement shall confer upon the Participant any right to receive additional or future Options or similar rights.

5.3

This Option Plan shall not at any time affect the rights of the (shareholders of the) Company or a company within the Group to terminate such Participant’s status as an Employee, Director, Supervisory Director or consultant (whether with or without Cause).

Article 6. Shares

6.1	Options granted under this Option Plan shall be granted only on Shares.

6.2

The Shares acquired upon exercise of the Option may not and cannot, without the prior written approval of the Board and the Supervisory Board, be assigned or transferred, unless in accordance with or otherwise provided for in this Option Plan (for instance in case of death of the Participant) and/or the Option Agreement. The Shares may not be pledged, encumbered or otherwise used for the purpose of creating security title or interest of whatsoever nature, without the prior written approval of the Board, subject to the prior approval of the Supervisory Board.

Article 7. Granting, vesting and terms of Options

7.1	Subject to Article 4 and Article 5, Options shall be granted by the Board, subject to prior approval of the Supervisory Board or the GM, as the case may be, to the Participants.

7.2	Each Grant shall be evidenced by a written Option Agreement, setting forth the specific terms and conditions pertaining to such Option.

7.3	An Option starts Vesting on the Vesting Date as specified in the Option Agreement, and Vests in accordance with the following vesting scheme:

i)	25% of the Options granted at any moment shall have Vested upon the first anniversary of the Date of Grant; and

ii)

the remaining 75% of the Options shall Vest with 2.083% per month and on a linear basis over a period of three years from the first anniversary of the Date of Grant (i.e. in total 50% upon the second anniversary of the Date of Grant and in total 62.5% six months after the second anniversary of the Date of Grant).

Should the Vesting result in an Option that entitles a Participant to a fraction of a Share, this fraction of a Share shall at the discretion of the Board, subject to the prior approval of the Supervisory Board either (i) be paid to the Participant in cash at fair market value, or (ii) be rounded down to the nearest number of Shares.

7.4

Notwithstanding Article 7.3, the unvested Options held by Participants (other than Supervisory Directors) shall at the sole discretion of the Supervisory Board in whole or in part become Vested upon the occurrence of a Liquidity Event, provided that the Participant on the date that the Liquidity Event occurs still qualifies as an Employee, Director, consultant and/or another capacity it has when it received its Options. Unvested Options held by Supervisory Directors shall at the sole discretion of the GM in whole or in part become Vested upon the occurrence of a Liquidity Event, provided that the Supervisory Director on the date that the Liquidity Event occurs still qualifies as a Supervisory Director.

7.5

Each Option Agreement shall state the Exercise Price for the Shares to which the Option pertains. The Exercise Price of each Option shall be at least the Fair Market Value of one Share on the Date of Grant; provided, that in the event that a Participant is a Ten Percent Stockholder, the Exercise Price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one Share on the Date of Grant.

7.6

Only Vested Options can be exercised within an Exercise Period. Once a year in the month June and in any event also upon the expected occurrence of a Liquidity Event, the Board shall inform all Participants in writing of the possibility to exercise any Vested Options. A Participant may exercise an Option by delivering an Exercise Notice to the Company. A Participant exercising an Option shall pay the Exercise Price in conformity with Article 9. Any Shares issuable upon the exercise of an Option shall be issued as soon as possible after the Board having received the duly executed Exercise Notice and in any event within 20 business days thereafter, provided the Exercise Price was paid by the respective Participant.

7.7

In the event of a Liquidity Event whereby a third party is involved, the Board may, with the prior approval of the Supervisory Board, decide that upon exercise of an Option by a Participant, the Shares will not be issued to the Participant against payment of the Exercise Price, but instead (i) the Option will be cancelled without issuance of Shares to the Participant on the condition that (ii) the Exercise Price is set off against the purchase price which purchase price the Participant would have received would he/she have sold his/her Shares to a third party in case of a Liquidity Event (the Purchase Price) whilst (iii) the balance of the Purchase Price and the Exercise Price for his/her Shares is transferred to a bank account in the name of the Participant as soon as reasonably possible.

The Board may, with the prior approval of the Supervisory Board, for reasons of efficiency (though at its sole discretion) decide to handle the exercise (including the Participant’s decision to exercise) of the Options in any alternative manner, provided however this alternative manner (i) does not materially adversely and financially affect the position of the Participant and (ii) is merely construed for cost or time-efficient, logistic and pragmatic reasons and does not negatively change the end result for the Participants e.g. the entitlement of the Participants to cash may not be converted into an entitlement to Shares.

7.8

An Option granted to a Participant is strictly personal and shall be exercisable only by the Participant and shall neither be assignable nor transferable, unless in in accordance with or otherwise provided for in this Option Plan (for instance in case of death of the Participant) and/or the Option Agreement. Any attempted assignment or transfer (not in accordance with or otherwise provided for in this Option Plan (for instance in case of death of the Participant) and/or the Option Agreement) shall be deemed to be null and void and the Option shall lapse with immediate effect.

7.9

A Participant shall not have the rights of holders of Shares, until the date of issuance of Shares to the Participant. No adjustment shall be made for dividends (ordinary or extraordinary or whether in currency, securities, or other property), distributions or other rights accruing prior to the date of issuance of the Shares to the Participant.

7.10

Each Option granted under the Option Plan shall terminate, and all rights to purchase Shares thereunder shall cease, on the day before the tenth (10th) anniversary of the Date of Grant of such Option, or under such circumstances and on such date prior thereto as is set forth in the Option Plan or as may be fixed by the Board, subject to the prior approval of the Supervisory Board, and stated in the Option Agreement relating to such Option; provided, that in the event that the Participant is a Ten Percent Stockholder, an Option granted to such Participant that is intended to be an Incentive Stock Option shall not be exercisable after the day before the fifth (5th) anniversary of the Date of Grant of such Option.

7.11

An Option Agreement may contain such other provisions as are deemed desirable by the Board provided these provisions are not inconsistent with the terms of this Option Plan, including but not limited to: restrictions on the exercise of Options, restrictions on the disposal of the Shares, restrictions on continued ownership of Shares following the date of termination of employment, submission by the Participant of such forms and documents as the Board may reasonably require, obligations for the Participant to mandatory sell the Shares to a third party in case of a Liquidity Event (drag along rights), and/or procedures to facilitate the payment of the Exercise Price of an Option.

7.12

An Option shall constitute an Incentive Stock Option only (a) if the Participant of such Option is an Employee, (b) to the extent specifically provided in the related Option Agreement, and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the Shares with respect to which all Incentive Stock Options held by such Participant become exercisable for the first time during any calendar year (under the Option Plan and all other plans of the Company and its parent and subsidiary corporations (as defined in Section 424 of the Code)) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Section 422 of the Code, this limitation shall be applied by taking Options into account in the order in which they were granted.

Article 8. Internal Reorganisation, takeover, merger and liquidation

8.1

In the event of an internal reorganisation, recapitalisation or refinancing of the Company and/or companies of the Group, the Board, subject to the prior approval of the Supervisory Board, may make or cause to make any adjustments to the Options such as but not limited to: the class and/or number of Shares covered by this Option Plan, the number of Shares for which each outstanding Option pertains, the Exercise Price of an Option and/or any other aspect of this Option Plan.

8.2

All adjustments described in this Article 8 shall be made by the Board, subject to approval of the Supervisory Board, in its complete discretion, and such determination shall be conclusive and binding on all Participants.

8.3

The Grant of an Option pursuant to this Option Plan shall not affect in any way the right or power of the Company to effectuate an internal reorganisation, recapitalisation, merger, takeover, refinancing or liquidation of the Group.

Article 9. Payment of the Exercise Price

9.1

Payment of the Exercise Price for any Shares acquired pursuant to this Option Plan shall be made by the Participant via a bank transfer to the bank account of the Company or a third party bank account designated by the Board.

9.2

No other amounts than the Exercise Price, the taxes due (such as wage tax and income tax) and employee social security levies shall be payable by the Participant for obtaining the Options and for the administration thereof by the Company.

Article 10. Tax and social security levies

10.1	All applicable wage tax and employee social security levies in respect of the implementation and/or execution of this Option Plan shall be borne by the Participant.

10.2	The Company or the Group shall observe any obligation to withhold any personal tax and employee social security levies due in the Netherlands or in the United States.

10.3

All fiscal and social security consequences resulting from the Option Plan are at the expense of the Participant in accordance with the provisions of clause 3 of the Exercise Notice. The Company or the Group may require the Participant to remit to the Company an amount sufficient to satisfy all withholding tax requirements (other than the withholding of personal tax and employee social security levies).

10.4

This Option Plan is governed by the applicable tax and social security legislation and regulations prevailing at the date of the adoption of this Option Plan by the Supervisory Board. If any tax and/or social security legislation or regulations are amended in the future and any tax or employee social security levies become payable, the costs and risks related thereto shall be borne by the Participant, unless otherwise decided by the Supervisory Board or the GM.

10.5

The Company shall be entitled to set off all taxes and employee social security levies as paid by the Company in connection with the exercise of any Option against any payment obligation it may have towards the Participants (such as the payment of the salary or management fee of the Participant).

10.6

The Participant indemnifies the Company and the Group for all of the Company and Group’s costs resulting from the fact that the Participant did not fully comply with its fiscal obligations in connection with the exercise of an Option, such as the payment of income tax (as far as applicable).

Article 11. Other Restrictions

11.1

This Option Plan does not form part of any employment agreement concluded between the Participant and the Company or a company within the Group, and shall not be construed to give any Participant the right to remain in the employ of the Company or a company within the Group.

11.2

Any benefits derived by the Participant under this Option Plan shall not be taken into account for the purposes of determining the Participant’s contribution or entitlement to benefits under any pension arrangement or for the purposes of determining any other claim for compensation the Participant may have against the Company or against any other company within the Group.

Article 12. Lapse of Options and transfer of Shares

12.1

All Vested (but not yet exercised) and unvested Options of an Participant shall immediately lapse and be deemed cancelled on the earliest of the following events, in which case the Participant qualifies as a bad leaver (a Bad Leaver), without any prior notice being required and without any compensation being due by the Company:

i)	termination of the relationship of the Participant with the Company or a member of the Group for Cause;

ii)

termination of the employment agreement or the consultancy agreement of the Participant with the Company or a member of the Group on reasonable grounds (redelijke grond) as defined in section 7:669 subsection 3 sub clause (e) DCC;

iii)	a Participant having been convicted of a criminal offence punished by imprisonment; or

iv)

upon material violation by the Participant of the terms and conditions of (a) his relationship with the Company or a member of the Group (e.g. non-compete, non-sollicitation, confidentiality, etc.), (b) this Option Plan, (c) the Option Agreement, and/or (d) any other rules or regulations of the Company or a member of the Group that are applicable to the Participant.

12.2	If a Participant qualifies as a Bad Leaver:

i)

the Participant shall be obliged to transfer the Shares it holds as a result of the exercise of an Option to the Company and the Company shall be entitled to repurchase such Shares for the Bad Leaver Price. Such transfer shall take place within 60 days as from the date the Participant qualifies as a Bad Leaver; and/or

ii)	the Company shall be permitted to cancel the Shares of the Participant against payment of the Bad Leaver Price for such Shares.

12.3

A Participant qualifies as a good leaver (a Good Leaver) if the relationship of the Participant with the Company or a member of the Group is terminated for other reasons than would have qualified the Participant as a Bad Leaver.

12.4	If a Participant qualifies as a Good Leaver:

i)	the unvested part of an Option shall immediately lapse and be deemed cancelled without any prior notice being required and without any compensation being due;

ii)	the Participant is entitled to keep its Shares it holds as a result of the exercise of an Option;

iii)

the Participant shall be entitled to exercise any Vested Options held by him/her within the next Exercise Period, subject to the condition that (a) the Participant informs the Company in writing – within a period of 4 weeks as from the date the Participant qualifies as a Good Leaver – that the Participant shall exercise its Vested Options within the next Exercise Period and (b) the Participant having paid the Exercise Price to the bank account of the Company or a third party bank account designated by the Board (failing which, (a) and/or (b), any such Vested Options shall lapse and be deemed cancelled).

Notwithstanding the foregoing, in case of the death of the Participant:

iv)	this Article 12.4 shall be applicable to his/her legal successors (erfgenamen);

v)

the Shares of the Participant and the right of the Participant to exercise any Vested Options in accordance with this Article 12.4 shall be acquired by his/her legal successors by will or the applicable laws of descent and distribution; and

vi)	in such case, the term of 4 weeks mentioned in this Article 12.4 iii) above shall be extended to 8 weeks as of the death of the Participant.

12.5	The Participant shall not be entitled to compensation for any loss resulting from the expiration, cancellation or forfeiture of any Vested or unvested Options.

12.6	If an Option lapses, that lapsed Option shall cease to attribute any rights whatsoever to the Participant.

12.7	The Board is, subject to prior approval of the Supervisory Board, authorized to grant any Options that have lapsed to eligible Participants subject to the terms and conditions of this Option Plan.

Article 13. Notices

13.1

Notices pursuant to this Option Plan to be submitted to a Participant, shall be deemed to be addressed correctly if they have been sent to the address of the Participant as known by the human resources department of the Company or of the Group.

13.2

Any other notice or communication to be provided under this Option Plan shall be deemed to have been delivered: (i) on the date of hand delivery to the parties’ addresses as specified in the Participant’s Option Agreement or at such other delivery addresses which have been provided, which delivery is evidenced by a receipt signed by the receiving party; or (ii) on the date of expedition by registered mail to the parties’ addresses as specified in the Participant’s Option Agreement or at such other mailing address which has been provided.

Article 14. Requirements of Law

The Company shall not be required to offer, sell, or issue any Shares under any Option, whether pursuant to the exercise of an Option or otherwise, if the offer, sale, or issuance of such Shares would constitute a violation by the Participant, the Company, any company within the Group or any other person, of any provision of applicable law. If at any time the Company shall determine, in its discretion, that the listing, registration, or qualification of any Shares subject to an Option upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale, or purchase of Shares in connection with any Option, no Shares may be offered, issued, or sold to the Participant or any other person under such Option, whether pursuant to the exercise of an Option or otherwise, unless such listing, registration, or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Option. Without limiting the generality of the foregoing, upon the exercise of any Option, unless a registration statement under the Securities Act of 1933, as amended (the Securities Act), is in effect with respect to the Shares subject to such Option, the Company shall not be required to offer, sell, or issue such Shares unless the Board, subject to the prior approval of the Supervisory Board, shall have received evidence satisfactory to it that the Participant or any other person exercising such Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any Shares or other securities issuable pursuant to the Option Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares or other securities issuable pursuant to the Option Plan or any Option to comply with any applicable law. As to any jurisdiction that expressly imposes the requirement that an Option that may be settled in Shares shall not be exercisable or issued until the Shares subject to such Option are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option and issuance of Shares pursuant to such Option under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

Article 15. Conflict with Option Agreement

In case of a conflict between the provisions of an Option Agreement and this Option Plan, the provisions of the Option Agreement shall prevail. Any conflicting or inconsistent term of this Option Plan shall be interpreted and implemented by the Board in a manner consistent with the Option Agreement.

Article 16. Amendment or Termination of this Option Plan

The Board may decide revising, amending, suspending or terminating this Option Plan in whole or in part including, without limitation to correct any inconsistency, defect or omission in this Option Plan or in any Option granted under this Option Plan, provided that it has received the prior approval of the Supervisory Board.

Article 17. Entire Option Plan

This Option Plan constitutes the final written expression of the general terms of this Option Plan between the Participant and the Company relating to the subject matter contained herein and is the complete and exclusive statement of these terms. This Option Plan supersedes all prior documents with respect to such subject matter between the Participant and the Company.

Article 18. Confidentiality

By executing the Option Agreement, the Participant shall accept an obligation not to disclose any information regarding this Option Plan, or any information in connection therewith, unless the Participant is legally obliged to disclose such information by law or stock exchange regulations.

Article 19. General Provisions

19.1	Should any provision of this Option Plan be or become partly or entirely invalid, then this shall not affect the validity of the remaining provisions.

19.2	The Company shall bear the costs and expenses relating to the draft and execution of this Option Plan and related documents.

Article 20. Parachute Limitations

If any Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), then, notwithstanding any other provision of the Option Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Participant with the Company or any company within the Group (an Other Agreement), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a Benefit Arrangement), any right of the Participant to any exercise, vesting, payment, or benefit under the Option Plan shall be reduced or eliminated:

(a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under the Option Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Participant under the Option Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a Parachute Payment); and

(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under the Option Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment.

Except as required by Section 409A of the Code or to the extent that Section 409A of the Code permits discretion, the Board shall have the right, in the Board’s sole discretion, to designate those rights, payments, or benefits that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Section 409A of the Code, in order to comply with Section 409A of the Code, the Board shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Options (with the vesting to occur furthest in the future being reduced first), then by reducing or eliminating any other remaining Parachute Payments.

Article 21. Section 409A

21.1

The Option Plan and Options granted thereunder are intended to be exempt from Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Option Plan will be interpreted and administered to be exempt from Section 409A of the Code. Notwithstanding any provision of the Option Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Option Plan during the six (6)-month period immediately following the Participant’s “separation from service” (as defined for purposes of Section 409A of the Code) will instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier).

21.2

To the extent that the Board determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of any Option granted under the Option Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board, subject to the prior approval of the Supervisory Board. Notwithstanding the foregoing, neither the Company, the Board nor the Supervisory Board will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Participant, and neither the Company, any company within the Group, the Board nor the Supervisory Board will have any liability to any Participant for such tax or penalty.

Article 22. Governing Law. Competent Court

22.1	This Option Plan shall be governed by and construed in accordance with the laws of the Netherlands.

22.2

The district court in Amsterdam, the Netherlands shall have exclusive jurisdiction over a dispute arising out of or in connection with this Option Plan, as well as over any claims to demand performance under this Option Plan.

Annex 1: Form of Exercise Notice

[to be attached separately]

Annex 2: Form of Non-Qualified Stock Option Agreement

[to be attached separately]

Annex 3: Form of Incentive Stock Option Agreement

[to be attached separately]